                                                                 EXHIBIT (10)(f)

                         EXPERIAN TRANSITION AGREEMENT

     This TRANSITION AGREEMENT ("Transition Agreement") is made as of the 30th day of November, 1997 by and among First American Real Estate Solutions LLC, a California limited liability company ("NEWCO"), and EXPERIAN Information Solutions, Inc., an Ohio corporation ("EXPERIAN").

                                    RECITALS

     A. NEWCO was formed on or before November 30, 1997 as a limited liability company with First American Real Estate Information Services, Inc. ("FAREISI") and certain of its affiliates, and EXPERIAN, as members. EXPERIAN contributed the assets, liabilities and going business of its Real Estate Solutions business (the "RES Business") and Ten Million Dollars ($10,000,000) cash to NEWCO in return for issuance of a twenty percent (20%) membership interest in NEWCO to EXPERIAN. FAREISI and its affiliates contributed the assets, liabilities and going business of their respective Real Estate Information Service businesses (collectively, the "FAREISI Business") to NEWCO in return for issuance of an eighty percent (80%) membership interest in NEWCO. These contributions and membership interests are the subject of a Contribution and Joint Venture Agreement dated as of November 30, 1997 (the "Joint Venture Agreement") and an Operating Agreement dated as of November 30, 1997 (the "Operating Agreement").

     B. The parties have agreed to enter into this Transition Agreement to provide for certain matters relating to the operation of the RES Business by NEWCO following the Closing Date, subject to the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the premises and of other good and valuable consideration, and intending to be legally bound hereby, the parties hereby agree as follows:

                              TERMS AND CONDITIONS

                                   ARTICLE I
                               General Provisions
                               ------------------

     1.1 Definitions: The Joint Venture Agreement and the Operating Agreement define certain terms. Such terms shall, to the extent not inconsistent with the definitions

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contained in this Transition Agreement have the meanings set forth in those agreements, where used herein and identified with initial capital letters.

     1.2 Other Definitions, Meanings and Interpretations: For purposes of this Transition Agreement, the term "parties" means (except where the context otherwise requires) NEWCO and EXPERIAN; the term "person" includes any natural person, firm, association, partnership, corporation, limited liability company, governmental agency or other entity other than the parties; and the words "hereof," "herein," "hereby" and other words of similar import refer to this Transition Agreement as a whole. The headings of the Articles and Sections of this Transition Agreement have been included herein for convenience of reference only and shall not be deemed to affect the meaning of the operative provisions of this Transition Agreement. The meanings given to defined terms (whether defined herein or in the Joint Venture and Operating Agreements) shall apply equally to both the singular and plural forms of such terms.

     1.3 Relationship with the Joint Venture and Operating Agreements: This Transition Agreement is intended to amplify and supplement the Joint Venture and Operating Agreements. Wherever possible, this Transition Agreement and the Joint Venture and Operating Agreements shall be construed as being consistent. Where particular matters are addressed expressly in this Transition Agreement, the terms and conditions of this Transition Agreement, and not those of the Joint Venture or Operating Agreement, shall govern. Otherwise, the terms and conditions of the Joint Venture and Operating Agreements shall govern.

                                   ARTICLE II
                            Human Resource Matters
                            -----------------------

     2.1 Transition of Hired Employees: Except as otherwise specifically provided in Section 2.2, all employees of the RES Business shall, at the Effective Time, automatically become employees of NEWCO as of the Effective Time. All employees of the RES Business automatically hired by NEWCO as of the Effective Time shall be referred to herein as the "Hired Employees." Except as otherwise specifically provided in this Agreement, EXPERIAN shall have no obligations with respect to the Hired Employees after the Effective Time.

     2.2 Inactive Employees: Notwithstanding anything in this Transition Agreement, the Joint Venture Agreement or the Operating Agreement to the contrary, EXPERIAN shall (subject to EXPERIAN's policies and procedures) retain all employees of the RES Business who are on leave of absence status (whether paid or unpaid) as of the Effective Time (together with all liabilities related to such retained employees), until such time as EXPERIAN has determined, in good faith and consistent with past practices, that any such person may return to active status. Upon making such determination, EXPERIAN shall promptly notify NEWCO and such employee shall thereafter, upon

                                       2
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reporting to work, automatically become an employee of NEWCO and shall be treated as a Hired Employee for the purposes of this Transition Agreement (and all liabilities thereafter related to such employee shall then be automatically assumed by NEWCO).

  2.3 Flexible Spending Accounts: All amounts contributed by Hired Employees for calendar year 1997 into their respective flexible spending accounts maintained under EXPERIAN's Flexible Spending Account Plan (the "EXPERIAN Flexible Spending Accounts") shall be retained as assets of EXPERIAN's Flexible Spending Account Plan. All proper claims for costs incurred prior to the Effective Time submitted by Hired Employees after the Effective Time with respect to their EXPERIAN Flexible Spending Accounts shall be made to, and processed and paid by, EXPERIAN.

  2.4  Insurance Plans:

       (a) On or before the Effective Time, NEWCO will have set up its own long-medical, vision, dental, life, accidental death and dismemberment, and term disability plans for the Hired Employees (the "NEWCO Plans"), the terms of which plans will be substantially the same as those offered under the insurance plans offered by EXPERIAN (the "EXPERIAN Plans"). As of the Effective Time, EXPERIAN will cease coverage of the Hired Employees under the EXPERIAN Plans and it shall be NEWCO's sole responsibility to cover the Hired Employees under the NEWCO Plans at its expense.

       (b) NEWCO hereby acknowledges that neither EXPERIAN nor any of its subsidiaries or affiliates will be at any time with respect to any NEWCO Plan (i) a "fiduciary" (as defined in ERISA) with respect to any NEWCO Plan or (ii) a guarantor of performance of NEWCO with respect to any NEWCO Plan or any administrator, health maintenance organization or other entity providing services to any NEWCO Plan.

  2.5  Accrued Vacation:  EXPERIAN will transfer to NEWCO the liability for
accrued vacation pay of the Hired Employees as of the Effective Time.   NEWCO
will credit to each Hired Employee the accrued vacation such Hired Employee accrued with EXPERIAN prior to the Effective Time.

  2.6 401(k) Plans: As of the Effective Time, the Hired Employees will no longer be entitled to participate in EXPERIAN's 401(k) plan. NEWCO will use its best efforts to cause the Hired Employees to be eligible for a 401(k) plan within ninety (90) days following the Effective Time.

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                                  ARTICLE III
                       Treasury, Banking and Tax Matters
                       ---------------------------------

     3.1  Disbursement Accounts:

          (a) During the period from the Closing Date through the Effective Time (the "Interim Operating Period"), EXPERIAN shall (i) retain the controlled disbursement account maintained by EXPERIAN at First Chicago/National Bank of Detroit and (ii) continue to issue checks on behalf of the RES Business in the ordinary course of business. EXPERIAN will separately account for amounts distributed on behalf of the RES Business.

          (b) It is anticipated that NEWCO will not have a disbursement system or disbursement bank account in place by the Effective Time. EXPERIAN will assist NEWCO in processing NEWCO payments subsequent to the Effective Time, as follows:

          Prior to the Effective Time, EXPERIAN will open a new disbursement bank account ("EXPERIAN's NEWCO Disbursement Bank Account") to process post-Effective Time payments relating to the RES Business transferred to NEWCO. EXPERIAN will continue to process such accounts payable after the Effective Time, for a fee to be agreed by the parties prior to the Effective Time. The checks for these payments will be written from EXPERIAN's NEWCO Disbursement Bank Account. This bank account will not be run as a controlled disbursement account, and EXPERIAN will not fund this account. EXPERIAN will issue checks from EXPERIAN's NEWCO Disbursement Bank Account only to the extent that funding has been provided to this account by NEWCO in advance. There will be no interest credited to this account. All bank costs and expenses, and earnings credits, relating to the opening and operation of EXPERIAN's NEWCO Disbursement Bank Account will be the responsibility of NEWCO and will be charged directly to the account.

          (c) Within ninety (90) days after the Effective Date (the last day of such ninety (90) day period to be known as the "Bank Account Cut-off Date"), NEWCO will have completed all necessary actions to transfer the ownership of EXPERIAN's NEWCO Disbursement Bank Account to NEWCO. Regardless of whether the transfer of ownership of EXPERIAN's NEWCO Disbursement Bank Account to NEWCO has been completed by the Bank Account Cut-off Date, EXPERIAN will cease issuing checks from this account as of the end of the Bank Account Cut-Off Date.

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     3.2 Lock Box Accounts: EXPERIAN and NEWCO shall work with EXPERIAN's banks to cause the lock boxes and related bank accounts of the RES Business to transfer to NEWCO as of the Effective Time. These accounts are National City Bank accounts No. 3793309 and No. 4886531 (for lock box 931516) and Wells Fargo Bank accounts No. 4159403435 (for lock boxes 71147 and 77747) and No. 4159777671. All cleared funds received into these lock boxes prior to the Effective Time will be the property of EXPERIAN; provided, however, that (i) if
                                                 --------  -------
the cleared funds received into these accounts during the Interim Operating Period exceed the cash disbursements (including, without limitation, payroll disbursements) of the RES Business during the Interim Operating Period, EXPERIAN shall cause an aggregate amount equal to such difference to be deposited in such lock box accounts within (2) business days following the Effective Date and such amounts will become the property of NEWCO, or (ii) if the cleared funds received into these accounts during the Interim Operating Period are less than the cash disbursements (including, without limitation, payroll disbursements) of the RES Business during the Interim Operating Period, NEWCO shall within two (2) business days following the Effective Date reimburse EXPERIAN for such difference. All cleared funds received after the Effective Time will be the property of NEWCO. EXPERIAN and NEWCO will cause Wells Fargo Bank to cease the automatic transfer to EXPERIAN's main bank account of the monies received in the Wells Fargo Bank lock box account as of the Effective Time.

     3.3  Payroll Accounts:

          (a) During the Interim Period, EXPERIAN shall retain the payroll bank account maintained by EXPERIAN with Bank of America as of the Closing Date. EXPERIAN will (with respect to the RES Business) issue paychecks and make direct payroll deposits from this account for the period from the Closing Date through the end of last payroll period ending prior to the Effective Time. All payroll liabilities of the RES Business for Hired Employees accrued after such time will be transferred to NEWCO at the Effective Time.

          (b) It is anticipated that NEWCO will not have a payroll system or payroll bank account in place by the Effective Time. In such event, EXPERIAN will assist NEWCO in processing NEWCO's payroll related to the RES Business subsequent to the Effective Time, as follows:

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          Prior to the Effective Time, EXPERIAN will open a new payroll bank account ("EXPERIAN's NEWCO Payroll Bank Account") to process NEWCO payroll relating to the RES Business. EXPERIAN will continue to process such payroll after the Effective Time for a fee to be agreed by the parties prior to the Effective Time. These payments will be issued from EXPERIAN's NEWCO Payroll Bank Account. This bank account will not be run as a controlled disbursement account, and EXPERIAN will not fund this account. NEWCO must deposit funds into the account for payroll taxes paid and net payroll one day before each pay day. There will be no interest credited to this account. All bank costs and expenses, and earnings credits, relating to the opening and operation of EXPERIAN's NEWCO Payroll Bank Account will be the responsibility of NEWCO and will be charged directly to the account.

          (c) By the Bank Account Cut-off Date, NEWCO will have completed all necessary actions to transfer the ownership of EXPERIAN's NEWCO Payroll Bank Account to NEWCO. Regardless of whether the transfer of ownership of EXPERIAN's NEWCO Payroll Bank Account to NEWCO has been completed by the Bank Account Cut-off Date, EXPERIAN will cease issuing checks and making payments from this account as of the end of the Bank Account Cut-Off Date.

     3.4 Petty Cash Accounts: EXPERIAN and NEWCO agree to work with EXPERIAN's banks to cause the escrow and petty cash bank accounts applicable to the RES Business to transfer to NEWCO as of the Effective Time. These accounts are Wells Fargo accounts No. 4159777689, No. 4159777697 and No. 4091219493; US West
account No. 5447041194; and Texas Commerce Bank account No. 1816247. Funds in these accounts as of the Effective Time will be the property of NEWCO. EXPERIAN will operate and fund these accounts in the ordinary course of business until the Effective Date.

     3.5 Tax and Wage Information: Each Hired Employee will receive one W-2 and one 1099 from EXPERIAN for calendar year 1997.

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                                  ARTICLE IV
                             Financial Coordination
                             ----------------------

     4.1 Bonuses/Commissions: EXPERIAN's Employee Incentive Plan, Executive Incentive Plan and Sales Compensation Plan accrual account balances through the Effective Time with respect to the Hired Employees shall be transferred to NEWCO at the Effective Time. EXPERIAN shall determine, in good faith and generally consistent with past practice, the actual payout amounts for the Hired Employees under such plans for that portion of fiscal year 1997/1998 up to the Effective Time in accordance with EXPERIAN's normal practices and processes and thereafter deliver such payout information to NEWCO. NEWCO shall distribute such bonuses/commissions, as instructed by EXPERIAN, to the appropriate recipients at such times as NEWCO shall determine (but in no event prior to January 1, 1998). Within five (5) business days following any payment of such bonuses/commissions, EXPERIAN shall reimburse NEWCO for the total costs related to such bonuses/commissions to the extent they relate to the period through November 30, 1997.

     4.2 Surety Bonds: As promptly as possible after the Effective Time, NEWCO shall take any and all action necessary to have each surety bond relating to the RES Business which was provided by EXPERIAN to be replaced by a surety bond obtained by NEWCO. If, after the Effective Time, EXPERIAN is required to pay any amounts under any surety bond for actions or inactions on the part of NEWCO or any of its affiliates, then NEWCO shall reimburse EXPERIAN for all amounts paid by EXPERIAN under such surety bond within five (5) business days of receipt from EXPERIAN of a request for the payment of such amounts.

                                   ARTICLE V
                         Corporate Purchase Agreements
                         -----------------------------

     5.1 Certain Existing Purchase Agreements: Prior to the Effective Date, the RES Business received goods and services pursuant to purchase agreements entered into by EXPERIAN on behalf of all of its business units (the "Existing Purchase Agreements"). The Joint Venture and Operating Agreements do not contemplate that NEWCO will be able to continue to obtain goods and services after the Effective Time pursuant to the Existing Purchase Agreements. Therefore, NEWCO shall use its reasonable best efforts to obtain new contracts from such vendors or other vendors on a stand-alone basis as promptly as possible after the Effective Time. In the meantime, however, in order to provide NEWCO with an opportunity to solicit new bids and negotiate new contracts for the goods and services provided under the Existing Purchase Agreements, EXPERIAN shall, if and only to the extent expressly permitted by the terms of the Existing Purchase Agreements, allow NEWCO to purchase goods and services pursuant to the Existing Purchase Agreements for, except as provided below, a period not

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to exceed one hundred eighty (180) days after the Effective Date (the
"Transition Period"). During the Transition Period, NEWCO shall pay all vendors providing goods or services to it under the Existing Purchase Agreements pursuant to separate purchase orders. Upon expiration of the Transition Period, NEWCO's right to purchase goods and services pursuant to the Existing Purchase Agreements shall terminate and EXPERIAN shall have no further obligations to NEWCO with respect to such agreements. Notwithstanding the foregoing, the Existing Purchase Agreements identified below will be subject to the following specific arrangements:

     (a) EXPERIAN shall instruct American Express promptly after the Effective Time that all American Express Corporate Cards (travel and procurement) issued to employees of the RES Business who will become Hired Employees shall be transferred to NEWCO effective as of the Effective Date, and that EXPERIAN shall thereafter have no liability of any kind related to or arising from such credit cards.

     (b) The Transition Period with respect to EXPERIAN's Existing Purchase Agreement with AT&T (AT&T Contract Tariff Order dated August 22, 1997) shall expire on the first anniversary of the Effective Date. After the Effective Date and prior to the expiration of the relevant Transition Period, EXPERIAN shall provide NEWCO with an invoice on a monthly basis for AT&T services actually used by NEWCO during such month, plus EXPERIAN's incremental costs, if any, associated with providing the AT&T's services to NEWCO. NEWCO shall reimburse EXPERIAN within thirty (30) days of each such invoice therefor.

                                   ARTICLE VI
                     Intercompany Contractual Arrangements
                     -------------------------------------

     6.1 EXPERIAN Support: Prior to the Effective Date, the RES Business purchased software development, engineering and administrative support services from EXPERIAN. As of the Effective Time, EXPERIAN's obligations to provide such services to the RES Business pursuant to these arrangements shall automatically terminate. NEWCO may, however, upon written notice to EXPERIAN within five (5) business days of the Effective Date, request to have the existing arrangements with the RES Business converted into purchase orders with NEWCO. EXPERIAN shall issue such purchase orders provided EXPERIAN and NEWCO agree upon the terms and conditions of such purchase orders.

     6.2 Plantation, Florida Lease: EXPERIAN is in the process of selling real property located at 1700/1800 N.W. 66th Avenue, Plantation, Florida (two buildings) (the "Property") to a third party ("Buyer"). The Property will be excluded from the assets of the RES Business being transferred to NEWCO pursuant to the terms of the JV

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Agreement. EXPERIAN will be leasing back the portion of the Property located at
1800 N.W. 66th St. (approx. 57,566 square feet) (the "1800 Building") from the Buyer. Pursuant to the term sheet executed by EXPERIAN and the Buyer, the lease on the 1800 Building will be for a two year period commencing on the date of the sale, with the Buyer having the ability to terminate the lease on six months notice after the first year. The lease rate is $7.00 per square foot per annum, triple net. EXPERIAN also will be leasing back the portion of the Property located at 1700 N.W. 66th St. (approx. 41,250 square feet) (the "1700 Building") from the Buyer for a ten (10) week period commencing on the date of the sale, with an option to extend for an additional thirty (30) day period, to be exercised at any time not later than thirty (30) days prior to the expiration of the initial term. The lease rate on the 1700 Building also will be $7.00 per square foot per annum, triple net. EXPERIAN anticipates that the closing of the sale of the Property will take place prior to the Effective Date. As part of the transfer of the EXPERIAN Interests to NEWCO, EXPERIAN's rights as tenant under both of the above-referenced leases will be assigned to NEWCO, and EXPERIAN will be released from all liabilities and obligations under the leases. If the sale of the Property has not closed prior to the Effective Date, EXPERIAN will execute leases with NEWCO substantially on the terms provided for above, which leases will also include the right of EXPERIAN to assign the leases to any buyer of the Property.

                                  ARTICLE VII
                            General Support Services
                            ------------------------

          7.1 Post-Effective Date Support Arrangements: Each of EXPERIAN and NEWCO anticipate that occasional requests for services regarding tax, payroll, treasury and other matters (including requests to answer specific questions related thereto) may be made by the other party after the Effective Date. Such services shall be provided without charge unless the party receiving such request determines, in its sole discretion, that satisfaction of such request would involve the expenditure of a significant amount of time and/or resources, in which case, such party shall provide to the requesting party an estimate of the costs anticipated to be incurred in satisfying the request, which costs shall include (a) the pro rata portion of the salary and bonus of the employees actually providing the services requested pursuant hereto, (b) reasonable out-of-pocket expenses (evidenced by appropriate documentation) and (c) a payroll expense charge in an amount equal to 23% of the amount of salary billed and 11% of bonus billed, pursuant to clause (a) above. Upon receipt of such estimate, the requesting party shall have two (2) business days in which to notify the other party whether such party should undertake to provide the requested services. If such services are provided, the party providing the services shall deliver to the requesting party an invoice on a monthly basis containing a description of the services performed and the aggregate costs actually incurred in performing such services (which amount may exceed the estimate provided to the

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     requesting party, provided that in such case, the party providing services shall provide reasonable detail to the requesting party as to the nature of such excess). The invoice shall be paid by the requesting party within thirty (30) days of receipt thereof. Notwithstanding the foregoing, EXPERIAN and NEWCO may from time to time require personnel and other data from the other party related to or required in connection with their maintenance of human resources databases, which information shall be provided to the requesting party without charge. The parties obligation to provide support services pursuant to this Section 7.1 is in addition to any other specific support services commitments agreed to by the parties pursuant to any other agreements, including the Joint Venture and Operating Agreements, and nothing in this Section 7.1 is intended or shall be construed to obligate any party to pay or reimburse any amounts with respect to such other commitments.

                                  ARTICLE VIII
                                 Miscellaneous
                                 -------------

     8.1 Cooperation: The parties will cooperate in good faith to carry out the purposes of this Transition Agreement. Without limiting the generality of the foregoing, each party will assist the other party and furnish the other party with such information and documentation as the other party may reasonably request.

     8.2  Indemnity:

          (a) NEWCO agrees to defend, indemnify and hold harmless EXPERIAN and its subsidiaries and affiliates (including, without limitation, their respective officers, directors, employees, shareholders and agents) (collectively, "EXPERIAN Parties") against any and all liabilities, damages, losses, claims, costs and expenses (including, without limitation, costs of collection and reasonable attorneys' fees) (collectively, "Damages") arising out of or resulting from any demand, claim, lawsuit or other cause of action brought by a third party as a result of or in connection with the post-closing services rendered by employees of any EXPERIAN Party pursuant to this Transition Agreement, provided that no EXPERIAN Party shall be entitled to indemnification in respect of its or his gross negligence or willful misconduct.

          (b) EXPERIAN hereby agrees to defend, indemnify and hold harmless NEWCO and its subsidiaries and affiliates (including, without limitation, their respective officers, directors, employees, shareholders and agents) (collectively, "NEWCO Parties") against any and all Damages arising out of or resulting from any demand, claim, lawsuit or other cause of action brought by a third party as a result of or in connection with the post-closing services rendered by employees of any NEWCO Party pursuant to this Transition Agreement, provided that no NEWCO Party shall be entitled to indemnification in respect of its or his gross negligence or willful misconduct.

     8.3  No Liability:

     (a) In providing services hereunder, no EXPERIAN Party shall be liable to any NEWCO Party for any error or omission except to the extent that any such error or omission results from the willful failure of a EXPERIAN Party's employee to perform the services required hereunder or from the gross negligence or willful misconduct of any such EXPERIAN Party employee. In no event shall any EXPERIAN Party be liable to any NEWCO Party or any third party for any special or consequential damages, including, without limitation, lost profits or injury to the goodwill of any NEWCO Party, in connection with the performance, misfeasance or nonfeasance hereunder of any EXPERIAN Party. EXPERIAN (on behalf of itself and all EXPERIAN Parties) makes no representation or warranty under this Transition Agreement as to the accuracy or completeness of any information provided to NEWCO pursuant to the terms of this Transition Agreement; provided;
                                                               --------
     however, that nothing in this Transition Agreement is intended to limit or
     -------
     otherwise affect the representations and warranties made under the Joint Venture and Operating Agreements or in any certificate or other document delivered pursuant thereto.

     (b) In providing services hereunder, no NEWCO Party shall be liable to any EXPERIAN Party for any error or omission except to the extent that any such error or omission results from the willful failure of a NEWCO Party's employee to perform the services required hereunder or from the gross negligence or willful misconduct of any such EXPERIAN Party employee. In no event shall any NEWCO Party be liable to any EXPERIAN Party or any third party for any special or consequential damages, including, without limitation, lost profits or injury to the goodwill of any EXPERIAN Party, in connection with the performance, misfeasance or nonfeasance hereunder of any NEWCO Party. NEWCO (on behalf of itself and all NEWCO Parties) makes no representation or warranty under this Transition Agreement as to the accuracy or completeness of any information provided to any EXPERIAN Party pursuant to the terms of this Transition Agreement; provided; however, that
                                                         --------  -------
     nothing in this Transition Agreement is intended to limit or otherwise affect the representations and warranties made under the Joint Venture and Operating Agreements or in any certificate or other document delivered pursuant thereto.

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     8.4  Confidentiality:  The parties acknowledge that information concerning the business or operations of any of the other parties received as a result of the operation of this Transition Agreement constitutes confidential information subject to the terms and conditions of the Joint Venture and Operating Agreements.

     8.5 Severability: If any provision of this Transition Agreement shall finally be determined to be unlawful, then such provision shall be deemed to be severed from this Transition Agreement and every other provision of this Transition Agreement shall remain in full force and effect.

     8.6 Notices: Any notice or other communication required or permitted to be given under this Transition Agreement shall be given in the manner provided in the Joint Venture and Operating Agreements.

     8.7 Assignment: This Transition Agreement shall be binding upon and inure to the benefit of the successors of each of the parties, but shall not be assignable by any party without the prior written consent of the other parties.

     8.8 No Third Parties: This Transition Agreement is not intended to, and shall not, create any rights in or confer any benefits upon any person other than the parties hereto.

     8.9 Governing Law: This Transition Agreement will be governed by and construed in accordance with the internal substantive laws of the State of California, except where the substantive laws of another jurisdiction mandatorily apply.

     8.10 Counterparts: More than one counterpart of this Transition Agreement may be executed by the parties hereto, and each fully executed counterpart shall be deemed an original without production of the others.

     8.11 Complete Agreement: This Transition Agreement, together with the FAREISI Transition, Joint Venture and Operating Agreements, sets forth the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior letters of intent, agreements, covenants, arrangements, communications, representations, or warranties, whether oral or written, by any officer, employee, or representative or either party relating thereto.

     IN WITNESS WHEREOF, the parties have each caused this Transition Agreement to be executed by their respective duly authorized officers as of the date first above written.


     FIRST AMERICAN REAL ESTATE SOLUTIONS LLC

     By:     /s/ Parker S. Kennedy
             ---------------------
     Title:
             ---------------------

     EXPERIAN INFORMATION SOLUTIONS, INC.

     By:     /s/ T.A. Gasparini
             ---------------------
     Title:
             ---------------------

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